Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion of our report dated March 31, 2021 on the consolidated financial statements of B2S Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2019 by reference in this Registration Statement on Form S-4 of VPC Impact Acquisition Holdings.

/s/ Bennett Thrasher LLP
Atlanta, Georgia
March 31, 2021